Exhibit 99.1

FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS 2009 FIRST QUARTER FINANCIAL RESULTS

Clarksville, Indiana—February 6, 2009. First Savings Financial Group, Inc. (NASDAQ: FSFG—news) (the “Company”), the holding company for First Savings Bank, FSB (the “Bank”), today reported a net loss of $640,000 or $(0.29) per diluted share for the quarter ended December 31, 2008 compared to net income of $184,000 for the quarter ended December 31, 2007. The net loss is primarily the result of a $1.2 million one-time contribution to First Savings Charitable Foundation which was organized in connection with, and funded upon completion of, the Company’s initial public offering.

On October 6, 2008, the Company completed its initial public offering in connection with the Bank’s conversion from the mutual to stock form of organization. Accordingly, the reported results for the quarter ended December 31, 2007 relate solely to the operations of the Bank.

Net interest income after provision for loan losses increased $285,000 for the quarter ended December 31, 2008 as compared to the same prior year period. Interest income decreased $1,000 when comparing the two periods as the average tax-equivalent yield of interest-earning assets decreased from 6.79% during the three-month period ended December 31, 2007 to 6.05% for 2008, which more than offset an increase in the average balance of earning assets from $189.8 million in 2007 to $212.9 million in 2008. Interest expense decreased $251,000 as the average cost of interest-bearing liabilities decreased from 3.72% to 3.09% when comparing the same two periods, which more than offset an increase in the average balance of those liabilities from $165.7 million in 2007 to $166.9 million in 2008. The provision for loan losses decreased $35,000 from $94,000 for the three-month period ended December 31, 2007 to $59,000 for the three-month period ended December 31, 2008.

Noninterest income increased $52,000 for the three-month period ended December 31, 2008 as compared to the same period in 2007. Service charges on deposit accounts increased $19,000 and the cash surrender value of life insurance increased $30,000 when comparing the two periods. The increase in cash surrender value of life insurance was due to the purchase of $3.0 million of bank-owned life insurance in December 2007.

Noninterest expenses increased $1.7 million for the three-month period ended December 31, 2008 as compared to the same period in 2007. Charitable contributions increased $1.2 million when comparing the two periods due to the aforementioned contribution, consisting of $100,000 cash and 110,000 shares of Company common stock (issued at $10.00 per share), to First Savings Charitable Foundation. Compensation and benefits expense also increased $209,000 primarily due to compensation expense of $126,000 recognized on the release of ESOP shares, as well as increased staffing and normal salary increases. Professional fees increased $57,000 primarily due to professional fees related to operation as a public company, as well as increased audit and accounting fees and other professional fees related to the organization and operation of the Bank’s investment subsidiary organized on October 3, 2008. Other operating expenses increased $176,000 for the quarter ended December 31, 2008 as compared to the same period in 2007 primarily due to increased officer and employee training expenditures, increased provision for loss on sales of repossessed assets, fees related to the curtailment and termination of the Bank’s defined benefit pension plan, increased credit card processing fees and increased other miscellaneous operating expenses.

The Company recognized a tax benefit of $409,000 for the three-month period ended December 31, 2008 as compared to tax expense of $92,000 for the same period in 2007. The tax benefit is primarily due to increased deferred tax assets related to the temporary timing difference generated by the $1.2 million charitable contribution to First Savings Charitable Foundation.

Total assets as of December 31, 2008 were $229.9 million compared to $228.9 million at September 30, 2008. Investment securities increased $10.9 million, net loans increased $6.3 million and cash and cash equivalents decreased $15.7 million due primarily to the investment of the stock conversion proceeds which were held on deposit at September 30, 2008. Nonperforming assets increased slightly by $82,000.

Deposits decreased $26.8 million at December 31, 2008 as compared to September 30, 2008 due primarily to the elimination of funds on deposit for the stock conversion subscription orders and attrition of certificates of deposits that were replaced by lower-cost Federal Home Loan Bank of Indianapolis (FHLBI) advances. Advances from the FHLBI increased $6.4 million as the Bank borrowed fixed and variable rate advances in order to replace deposit attrition and fund securities and loan growth.

Stockholder’s equity increased $22.0 million from $29.7 million at September 30, 2008 to $51.7 million at December 31, 2008. The increase is due primarily to the completion of the Company’s initial public offering which resulted in common stock of $25,000 and additional paid in capital of $24.3 million, as well as an increase of $189,000 in accumulated other comprehensive income due to net unrealized gains on available for sale securities. These increases were reduced by unallocated ESOP shares of $1.9 million and the net loss of $640,000 for the quarter ended December 31, 2008.

First Savings Bank, FSB currently has seven offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, Floyds Knobs and Georgetown. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank’s website at www.fsbbank.net.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact

Tony A. Schoen

Chief Financial Officer

812-283-0724

FIRST SAVINGS FINANCIAL GROUP, INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended December 31,
	2008	2007
OPERATING DATA:
(Dollars in thousands, except per share data)
Total interest income	$3,206	$3,207
Total interest expense	1,289	1,540

Net interest income	1,917	1,667
Provision for loan losses	59	94

Net interest income after provision for loan losses	1,858	1,573

Total noninterest income	282	230
Total noninterest expense	3,189	1,527

Income (loss) before income taxes	(1,049)	276
Income tax expense (benefit)	(409)	92

Net Income (Loss)	$(640)	$184

Net Income (Loss) per share, basic	(0.29)	n/a

Weighted average common shares outstanding, basic	2,186,313	n/a

Net Income (Loss) per share, diluted	(0.29)	n/a

Weighted average common shares outstanding, diluted	2,186,313	n/a

Performance ratios (three-month data annualized):
Return on average assets	-1.12%	0.36%
Return on average equity	-5.08%	2.47%
Interest rate spread	2.96%	3.07%
Net interest margin	3.63%	3.55%

	December 31, 2008	September 30, 2008
FINANCIAL CONDITION DATA:
(Dollars in thousands)
Total assets	$229,892	$228,924
Cash and cash equivalents	5,704	21,379
Investment securities	30,004	19,153
Gross loans	182,686	176,536
Allowance for loan losses	1,542	1,729
Earning assets	212,988	211,297
Deposits	162,373	189,209
FHLB debt	14,403	8,000
Total liabilities	178,233	199,204
Stockholders’ equity	51,659	29,720

Non-performing assets:
Nonaccrual loans	1,214	798
Accruing loans past due 90 days	565	853
Foreclosed real estate	390	390
Other nonperforming assets	100	146

Asset quality ratios:
Allowance for loan losses as a percent of total gross loans	0.84%	0.98%
Allowance for loan losses as a percent of nonperforming loans	86.68%	104.72%
Nonperforming loans as a percent of total loans	0.97%	0.94%
Nonperforming assets as a percent of total assets	0.99%	0.96%